Exhibit 99.1

TriplePoint Venture Growth BDC Corp. Announces Fourth Quarter and Fiscal Year 2014

Financial Results

Results Include Net Increase in Net Assets of $0.48 Per Share for the Fourth Quarter 2014 and $1.45 Per Share for the Period from the Company’s IPO on March 5, 2014 through December 31, 2014

Declares First Quarter 2015 Dividend of $0.36 Per Share

Menlo Park, Calif., March 16, 2015 — TriplePoint Venture Growth BDC Corp. (NYSE: TPVG) (the “Company” or “TPVG”), the leading financing provider to venture growth stage companies backed by a select group of venture capital firms in the technology, life sciences and other high growth industries, today announced its financial results for the fourth quarter 2014 and the fiscal year ended December 31, 2014. TPVG also declared a first quarter 2015 dividend of $0.36 per share.

Fourth Quarter 2014 Highlights:

•	GAAP net investment income and core net investment income(1) of $5.9 million ($0.59 per share) and $5.6 million ($0.57 per share), respectively.

•	Net change in net assets from operations of $0.48 per share in the fourth quarter.

•	Closed $147.5 million of new debt commitments to domestic and international venture growth stage companies.

•	Funded $40.5 million in principal balance of new loans and received prepayments of $27.7 million in principal balance, resulting in a total investment portfolio at December 31, 2014 of $258.0 million at fair value.

•	16.9% weighted average portfolio yield for the fourth quarter.

•	Paid a fourth quarter regular dividend of $0.36 per share and a special dividend of $0.15 per share.

Fiscal Year 2014 Highlights (Beginning from the Company’s IPO on March 5, 2014):

•	Acquired on March 5, 2014 an initial portfolio of $123.7 million of investments and $153.3 million of unfunded commitments.

•	Closed $270.0 million of additional debt and equity commitments.

•	Funded $159.9 million of debt and equity investments.

•	Increased credit facility from $150.0 million to $200.0 million.

•	Paid $12.0 million of dividends or $1.22 per share during the year along with taxable income in excess of dividends paid (spillover) of $1.2 million.

•	Net asset value per share of $14.61 as of December 31, 2014.

“We are pleased to end our first fiscal year as a publicly traded company, which has demonstrated the underlying earnings power of our differentiated venture growth lending model,” said Jim Labe, chief executive officer and chairman of the board of TPVG. “The high quality growth in our portfolio, strong yield profile of our loans, prepay activity, increase in our net asset value and dividends, and our spillover taxable income into 2015 reflect our significant experience and strong brand in the market.”

(1)	Core net investment income is a non-GAAP measure and is provided in addition to, but not as a substitute for, net investment income. Core net investment income represents net investment income excluding the Company’s capital gains incentive fee.

“Our reputation, track record and approach to lending continue to attract venture growth stage companies as demand for venture lending continues to grow,” said Sajal Srivastava, president and chief investment officer of the Company. “We see the opportunity to capitalize on these dynamics and to continue growing our portfolio in a highly disciplined fashion while delivering attractive returns to our stockholders.”

Portfolio and Investment Activity

During the fourth quarter of 2014, the Company entered into $147.5 million of new commitments, funded seven debt investments with approximately $40.5 million in principal balance, and acquired warrants valued at approximately $1.0 million. The debt investments funded in the fourth quarter had a weighted average yield of approximately 14.7%. Two portfolio companies prepaid approximately $27.7 million in principal balance of debt during the quarter, driving a weighted average portfolio yield of 16.9% for the quarter ended December 31, 2014, up from the weighted average portfolio yield of 14.5% for the quarter ended September 30, 2014. Excluding the impact of these prepayments, the weighted average portfolio yield was 14.5% for the quarter ended December 31, 2014. The Company calculates weighted average portfolio yield as the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.

As of December 31, 2014, the Company had 76 investments in 27 companies. The total cost and fair value of these investments were approximately $256.5 million and $258.0 million, respectively.

The following table shows detailed information of the total investment portfolio as of December 31, 2014.

	As of December 31, 2014
(dollars in thousands)	Cost	Fair Value	Net Unrealized Gains	Number of Investments	Number of Companies
Debt Investments	$247,285	$247,609	$324	46	17
Warrants	6,700	7,291	591	26	26
Equity Investments	2,500	3,071	571	4	4

Totals	$256,485	$257,971	$1,486	76	27

Unfunded Commitments

As of December 31, 2014, the Company’s unfunded commitments totaled $211.0 million, $40.5 million of which is dependent upon customers reaching certain milestones before being permitted to request funding. Of the $211.0 million of unfunded commitments, $103.5 million will expire during 2015 and $107.5 million will expire during 2016 if not drawn prior to expiration. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for the Company.

Signed Term Sheets

During the fourth quarter, TriplePoint Capital originated $186.0 million of signed, non-binding term sheets to venture growth stage companies compared to $177.0 million during the third quarter. All of these opportunities are subject to a number of conditions including completion of due diligence, negotiation of definitive documentation, and investment committee approval, as well as compliance with TriplePoint Capital’s allocation policy. Accordingly, there is no assurance that any or all of these transactions will be completed or assigned to the Company even though the Company is the primary vehicle through which TriplePoint Capital focuses its venture growth stage business.

Results of Operations

For the fourth quarter of 2014, the Company’s total investment and other income was $10.7 million, representing a weighted average portfolio yield of 16.9% on its debt investments during the quarter. Included in investment income was approximately $1.4 million relating to the end of term payments received on the loans that prepaid during the quarter. As discussed below, approximately $0.7 million of unrealized gains that were recorded in the third quarter in anticipation of the early repayments were reversed during the quarter to reflect the actual receipt of the end of term payments and the termination of the remaining unfunded commitments associated with these prepayments.

Operating expenses for the fourth quarter of 2014 were approximately $4.8 million, consisting of $1.6 million of interest expense and amortization of deferred credit facility costs, $1.1 million of base management fees, $0.4 million of administration agreement expenses, $0.6 million of general and administrative expenses, $1.4 million of income incentive fees, and a $0.2 million reversal of accrued capital gains incentive fees.

For the fourth quarter of 2014, the Company recorded net investment income of approximately $5.9 million, or $0.59 per share. The Company’s core net investment income(1), which excludes the impact of the capital gains incentive fee, was approximately $5.6 million, or $0.57 per share. The Company believes an important measure of the investment income that the Company distributed each year is core net investment income, since capital gains incentive fees are accrued based on unrealized gains but are not earned until realized gains occur.

For the fourth quarter of 2014, the Company’s net change in unrealized losses on investments was approximately $1.1 million, or $0.11 per share, consisting of approximately $(0.7) million for the reversal of unrealized gains recognized in the prior quarter related to prepayments and termination of unfunded commitments, approximately $(0.3) million for the reduction on debt investments due to changes in fair value, and approximately ($37,000) for the reduction on warrant investments due to changes in fair value.

The Company’s net increase in net assets resulting from operations for the fourth quarter of 2014 was approximately $4.8 million, or $0.48 per share.

Credit Quality

The Company maintains a credit watch list with borrowers placed into one of five categories based on management’s judgment of credit quality, where 1 is the highest rating and all new loans are initially assigned a rating of 2. As of December 31, 2014, the weighted average investment ranking of the Company’s debt investment portfolio was 2.06, as compared to 1.97 at the end of the prior quarter. The change largely reflects the prepayment of $5.0 million in principal balance of loans rated ‘1’ and the downgrade of $15.0 million in principal balance of loans from category ‘2’ to category ‘3’.

The following table shows the credit rankings for the 17 companies with which the Company has debt investments outstanding, as of December 31, 2014.

	As of December 31, 2014
(dollars in thousands) Category	Fair Value	Percentage of Debt Investment Portfolio	Number of Companies
Clear (1)	$10,503	4.2%	1
White (2)	212,445	85.8	14
Yellow (3)	24,661	10.0	2
Orange (4)	—	—	—
Red (5)	—	—	—

	$247,609	100.0%	17

Net Asset Value

As of December 31, 2014, the Company’s net assets were approximately $145.0 million, or $14.61 per share, compared to approximately $144.8 million, or $14.64 per share, as of September 30, 2014. The decrease is the result of the Company’s fourth quarter regular and special dividend payments exceeding the net change in net assets for the quarter. Our special dividend payment was based on taxable income for the period from March 5, 2014 through December 31, 2014. All of our dividends in 2014 were paid out of our taxable income. The Company also had $1.2 million of taxable income in excess of dividends paid (spillover), or $0.12 per share, which will be carried forward towards distributions to be paid in 2015. The per share calculation is based on the Company’s approximately 9.9 million shares of common stock outstanding as of December 31, 2014.

Liquidity and Capital Resources

As of December 31, 2014, the Company had total cash of approximately $14.9 million, with available capacity of $82.0 million under its revolving credit facility. As of December 31, 2014, the Company had cash equivalents of approximately $50.0 million, consisting of short-term investments of U.S. Treasury bills that the Company sold on January 2, 2015.

Dividend

The Company’s board of directors declared a quarterly dividend of $0.36 per share for the first quarter of 2015 payable on April 16, 2015, to stockholders of record as of March 26, 2015.

Subsequent Events

Since December 31, 2014:

•	The Company funded $10.2 million in new investments.

•	The Company’s unfunded commitments currently total $166.0 million.

•	TriplePoint Capital’s direct originations platform entered into $40 million of additional non-binding signed term sheets with venture growth stage companies.

•	One obligor prepaid one of its growth capital loans.

•	The Company placed $15.0 million in loans to an obligor on non-accrual status.

Conference Call

The Company will host a conference call at 5:00 p.m. Eastern time today, March 16, 2015, to discuss its financial results for the quarter and fiscal year ending December 31, 2014. To listen to the call, investors and analysts should dial 1-877-201-0168 (domestic) or 647-788-4901 (international) and enter conference ID 1097754. Please dial in at least five minutes before the scheduled start time. A replay of the call will be available through March 30, 2015, by dialing 1-855-859-2056 (domestic) or 404-537-3406 (international) and entering conference ID 1097754. The conference call also will be available via a live audio webcast in the investor relations section of the Company’s website, http://www.tpvg.com. An online archive of the webcast will be available on the Company’s website for 30 days after the call.

About TriplePoint Venture Growth BDC Corp.

TriplePoint Venture Growth BDC Corp. (the “Company”) (NYSE: TPVG) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. It was formed to expand the venture growth stage business segment of TriplePoint Capital LLC. The Company’s investment objective is to maximize its total return to stockholders primarily in the form of current income and, to a lesser extent, capital appreciation by primarily lending with warrants to venture growth stage companies focused in technology, life sciences and other high growth industries backed by a select group of leading venture capital investors. More information is available at http://www.tpvg.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. For a further list and description of such risks and uncertainties, see the Company’s final prospectus filed with the Securities and Exchange Commission on March 7, 2014, and other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

Alan Oshiki or Trevor Martin

Abernathy MacGregor

212-371-5999 / 415-926-7961

aho@abmac.com / trm@abmac.com

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(dollars in thousands, except share data)

As of December 31, 2014
Assets
Investments at fair value (amortized cost of $256,485)	$257,971
Short-term investments at fair value (cost of $49,998)	49,995
Cash	6,906
Restricted cash	8,033
Deferred credit facility costs, and prepaid expenses	3,424

Total Assets	326,329

Liabilities
Revolving credit facility payable	118,000
Payable for U.S. Treasury bill assets	49,998
Other payables, accrued expenses, and liabilities	13,352

Total Liabilities	181,350

Net Assets	$144,979

Preferred stock, par value $0.01 per share (50,000,000 shares authorized; no shares issued and outstanding)	$—
Common stock, par value $0.01 per share (450,000,000 shares authorized; 9,924,171 shares issued and outstanding)	99
Paid-in capital in excess of par value	142,635
Net investment income	12,808
Accumulated net unrealized gains	1,483
Dividend distributions	(12,046)

Net Assets	$144,979

Net Asset Value per Share	$14.61

TRIPLEPOINT VENTURE GROWTH BDC CORP

CONSOLIDATED STATEMENT OF OPERATIONS

(dollars in thousands, except share data)

	For the Three Months Ended December 31, 2014	For the Period from March 5, 2014 (Commencement of Operations) to December 31, 2014
Investment Income
Interest income from investments	$10,170	$24,674
Other income	520	672

Total investment and other income	10,690	25,346

Operating Expenses
Base management fee	1,055	2,723
Income incentive fee	1,412	2,569
Capital gains incentive fee	(216)	296
Interest expense and amortization of fees	1,597	3,897
Administration agreement expenses	361	1,098
General and administrative expenses	619	1,955

Total Operating Expenses	4,828	12,538

Net investment income	5,862	12,808

Net realized gains	—	—
Net change in unrealized (losses) gains on investments	(1,078)	1,483

Net Increase in Net Assets Resulting from Operations	$4,784	$14,291

Basic and diluted net investment income per share	$0.59	$1.30
Basic and diluted net increase in net assets per share	$0.48	$1.45
Basic and diluted weighted average shares of common stock outstanding	9,895,275	9,869,860

TRIPLEPOINT VENTURE GROWTH BDC CORP

FINANCIAL HIGHLIGHTS

	For the Three Months Ended December 31, 2014	For the Period from March 5, 2014 (Commencement of Operations) to December 31, 2014
Weighted average portfolio yield (1)	16.9%	15.4%
Coupon income (1)	11.1%	11.1%
Net accretion of discount (1)	0.4%	0.4%
Net accretion of end-of-term payments (1)	3.0%	3.0%
Impact of prepayments (1)	2.4%	0.9%

Net investment income to average net asset value (2)	15.9%	10.7%
Net increase in net assets to average net asset value (2)	13.0%	12.0%

Total operating expenses to average net asset value (2)	13.1%	10.5%
Operating expenses excluding incentive fees to average net asset value (2)	9.9%	8.1%
Income component of incentive fees to average net asset value (2)	3.8%	2.2%
Capital gains component of incentive fees to average net asset value (2)	(0.6)%	0.2%

(1)	Weighted average portfolio yields for periods shown are the annualized rate of the interest income recognized during the period divided by the average amortized cost of debt investments in the portfolio at the beginning of each month in the period.
(2)	Percentage is presented on an annualized basis.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended December 31, 2014, and for the period from March 5, 2014 (commencement of operations) to December 31, 2014.

TRIPLEPOINT VENTURE GROWTH BDC CORP

RECONCILIATION OF CORE NET INVESTMENT INCOME

(dollars in thousands, except share data)

Net Investment Income and Core Net Investment Income (dollars in thousands, except per share amounts)	For the Three Months Ended December 31, 2014	For the Period from March 5, 2014 (Commencement of Operations) to December 31, 2014
Net Investment Income	$5,862	$12,808
Capital gains incentive fee	(216)	296

Core Net Investment Income	$5,646	$13,104

Net Investment Income per share	$0.59	$1.30
Capital gains incentive fee per share	(0.02)	0.03

Core Net Investment Income per share	$0.57	$1.33

For the three months ended December 31, 2014, the Company recorded a reversal in accrued capital gains incentive fee of approximately $0.2 million and for the period from March 5, 2014 (commencement of operations) to December 31, 2014, the Company recorded accrued capital gains incentive fee of approximately $0.3 million. The capital gains incentive fee accrual, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The accrued capital gains incentive fee related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only have become payable to its investment adviser in the event of a complete liquidation of its portfolio as of period end and the termination of the Investment Advisory Agreement (“Agreement”).

The amount of the capital gains incentive fee, if any, which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation.